Exhibit 99.1

John Cummings

salesforce.com

Investor Relations

415-778-4188

jcummings@salesforce.com

Chi Hea Cho

salesforce.com

Public Relations

415-281-5304

chcho@salesforce.com

Salesforce.com Names Mark Hawkins as Next Chief Financial Officer

30-year industry veteran to join salesforce.com on August 1, 2014, reporting to Chairman and CEO Marc Benioff

Current salesforce.com CFO Graham Smith, whose planned retirement was announced earlier this year, will remain employed by the company as an advisor reporting to Benioff until next year

SAN FRANCISCO—June 30, 2014—Salesforce.com [NYSE: CRM], the world’s #1 CRM platform (http://www.salesforce.com/), today announced that Mark Hawkins will join the company as Chief Financial Officer, effective August 1, 2014. As salesforce.com CFO, Hawkins will be responsible for leading the company’s global finance organization, reporting to salesforce.com Chairman and CEO Marc Benioff.

Hawkins joins salesforce.com from Autodesk, Inc., where he served as CFO and executive vice president since 2009. He has more than 30 years of experience with leading finance organizations at global software and technology companies including Autodesk, Logitech, Dell, and Hewlett-Packard. At Autodesk, Hawkins oversaw more than 50 acquisitions and played a key role in the company’s ongoing business model transformation, including its shift to cloud, mobile, and subscription services.

Current salesforce.com CFO Graham Smith, whose planned retirement was announced earlier this year, will remain employed full-time by the company as an advisor reporting to Benioff until March 31, 2015, to ensure a seamless transition. As salesforce.com’s CFO since 2008, Smith built a world-class finance organization, managing the company’s financial strategy, operations and systems through rapid growth as the company’s annual revenue increased from $750 million when he joined the company in 2007 to more than $5 billion annual revenue which the company is projecting for fiscal year 2015. Smith also oversaw the integration of more than 30 acquisitions, as well as raising over $1.7 billion through convertible debt offerings.

Comments on the News

•	“We are thrilled to have Mark join salesforce.com and help guide our growth from more than $5 billion in revenue this year to $10 billion and beyond,” said Benioff. “He is the right person to succeed Graham, who has been a phenomenal CFO and instrumental to our success over the past six years. I am personally grateful for his years of commitment which have helped lead to the strong financial position salesforce.com is in today. His contributions to the company’s success cannot be overstated.”

•	“Salesforce.com is an exceptional company that has transformed and defined an industry in just 15 years,” said Hawkins. “I’ve long admired what Marc and his team have done, and I am excited to be a part of the company and help forge its next decade of growth, innovation and customer success.”

•	“I am absolutely delighted to be transitioning the CFO role to Mark, a tremendously experienced financial executive, whom I have known personally for several years,” said Smith. “He’s inheriting a great finance team, and will be instrumental in helping Marc and the salesforce.com executive team continue the company’s amazing growth.”

Background on Mark Hawkins

•	Hawkins joins salesforce.com from Autodesk, where he has been CFO and executive vice president since 2009, leading the global finance, information technology and procurement organizations. Among his accomplishments at Autodesk, Hawkins initiated and chaired Autodesk’s global operating council.

•	Prior to joining Autodesk, Hawkins was CFO and senior vice president of finance & IT at Logitech International SA, where he was responsible for the global finance organization and global information technology solutions.

•	From 2000 and 2006, Hawkins held various finance roles at Dell Inc., where he served as vice president of finance for the company’s multibillion-dollar Worldwide Procurement and Logistics organization, and vice president of finance for Dell’s U.S. Home Segment.

•	Prior to Dell, Hawkins spent nearly 19 years at HP where he held a variety of finance and business management roles.

•	Hawkins serves on the Board of Directors of Plex Systems, a leader in cloud-based ERP for manufacturers. He was previously a member of the Board of Directors of BMC Software from 2010 until BMC was taken private in 2013.

•	His extensive international experience includes a two-year posting in Europe with HP and serving on the Board of Directors of HP’s Japan and Shanghai Analytical Joint Ventures.

•	Hawkins holds an M.B.A in Finance from the University of Colorado, a B.A. from Michigan State University, and completed the Advanced Management Program at Harvard Business School.

About Salesforce.com

Salesforce.com is the world’s largest provider of customer relationship management (CRM) software. For more information about salesforce.com (NYSE: CRM), visit: www.salesforce.com.

“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, including statements relating to future financial results. The achievement or success of the matters covered by such forward-looking statements involves risks, uncertainties and assumptions. If any such risks or uncertainties materialize, or if any of the assumptions prove incorrect, the company’s results could differ materially from the results expressed or implied by the forward-looking statements we make. Further information on factors that could affect the company’s financial and other results is included in the reports on Forms 10-K, 10-Q and 8-K and in other filings we make with the Securities and Exchange Commission from time to time, including the company’s most recent Form 10-K. These documents are available on the SEC Filings section of the Investor Information section of the company’s website at www.salesforce.com/investor. Salesforce.com, inc. assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

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